EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-25845, 333-88100, 333-91252, 333-113688 and 333-160145) of CARBO Ceramics Inc. of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of CARBO Ceramics Inc., and the effectiveness of internal control over financial reporting of CARBO Ceramics Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

New Orleans, Louisiana

February 29, 2012